UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 28, 2006 (November 21, 2006)

BJ’s Wholesale Club, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13143	04-3360747
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mercer Road, Natick, Massachusetts	01760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 651-7400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Michael T. Wedge as President and Chief Executive Officer and Director

Under the terms of a Severance Agreement and General Release dated as of November 22, 2006 (the “Severance Agreement”) entered into by Michael T. Wedge and BJ’s Wholesale Club, Inc. (the “Company”), Mr. Wedge resigned from his employment with the Company, including his positions as the Company’s President and Chief Executive Officer, and as a member of the Company’s Board of Directors, effective November 22, 2006 (the “Separation Date”).

The Severance Agreement provides that Mr. Wedge will continue to receive his base salary, which is $77,083 per month, for the 24-month period beginning on the Separation Date and that Mr. Wedge will receive any amounts he would have been entitled to receive under the Company’s annual incentive compensation plan had he remained employed by the Company until the end of the fiscal year of the Separation Date (prorated for the period of active employment during the fiscal year). In addition, for a period of no more than 2 years, the Company will provide Mr. Wedge with certain health and other benefits. Mr. Wedge will also receive any payments or benefits under other Company plans to the extent that the plans provide for benefits following a termination from employment.

The Severance Agreement also provides for accelerated vesting of any unvested outstanding option grants, except to the extent that the terms of such options already expressly provided for continued vesting of any portion of the grant following Mr. Wedge’s termination of employment. Because Mr. Wedge is deemed to have retired from the Company under the terms of his outstanding stock options, all of his options will remain outstanding for one year.

Pursuant to the Severance Agreement, Mr. Wedge agreed to release any and all claims he has against the Company and related persons and agreed to non-solicitation and non-compete restrictions for a period of 24 months after the Separation Date.

The Severance Agreement terminates (1) the Employment Agreement dated as of July 28, 1997 between Mr. Wedge and the Company and (2) the Change of Control Severance Agreement dated as of February 9, 1999 and amended thereafter between Mr. Wedge and the Company. The payment provisions contained in the Severance Agreement are consistent with the provisions contained in an amendment to Mr. Wedge’s 1997 employment agreement that had previously been the subject of negotiations between Mr. Wedge and the Company, but which had not been finalized.

The description of the above-referenced Severance Agreement is qualified in its entirety by reference to the complete text of the document, a copy of which is attached hereto as a Exhibit 10.30.

During the fourth quarter of the fiscal year ending February 3, 2007, the Company expects to record a total pre-tax charge of approximately $4 million in connection with the Severance Agreement, of which approximately $1.7 million is expected to be a non-cash charge.

Appointment of Herbert J. Zarkin as Interim Chief Executive Officer

On November 21, 2006, the Company’s Board of Directors appointed Herbert J. Zarkin to serve as interim Chief Executive Officer of the Company effective November 22, 2006 while the Board conducts a search for a new Chief Executive Officer. Mr. Zarkin, age 68, has served as a director of the Company since November 1996 and Chairman of the Board of Directors of the Company since July 1997. From July 1997 to June 2002, Mr. Zarkin was Chairman of House2Home, Inc., and was President and Chief Executive Officer of House2Home, Inc. from March 2000 to September 2001. He was a director, President and Chief Executive Officer of Waban, Inc. (now known as House2Home, Inc.) from May 1993 to July 1997, which operated BJ’s Wholesale Club as well as HomeBase, another warehouse merchandising business.

Following is the additional information required by Item 5.02(c) of Form 8-K with respect to the appointment of Mr. Zarkin on an interim basis as the Company’s principal executive officer:

Employment Arrangements

The Company has an employment agreement with Mr. Zarkin, which was initially entered into in July 1997, under which he currently receives an annual base salary of $525,000, which is subject to periodic adjustment at the discretion of the Board of Directors, and participates in specified incentive and other benefit plans. If Mr. Zarkin’s employment is terminated by the Company other than for cause, Mr. Zarkin is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments to Mr. Zarkin are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment. The continuing benefits to Mr. Zarkin are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

The Company has a change of control agreement with Mr. Zarkin which provides certain change of control severance benefits as described in more detail in the Company’s Amended and Restated Form of Change of Control Severance Agreement, filed as Exhibit 10.19 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 1999.

The Company anticipates that it will enter into amended employment arrangements with Mr. Zarkin relating to his service as interim CEO, but as of the date of this filing no new arrangements have been entered into.

Certain Transactions

As disclosed in the Company’s proxy statement for the 2006 Annual Meeting of Stockholders, which was held on April 19, 2006, since the beginning of the Company’s last fiscal year, Messrs. Gerald and Norman Zarkin, brothers of Mr. Herbert Zarkin, had an interest in certain business transactions involving the Company. The following description repeats the information regarding these transactions previously disclosed by the Company with respect to the period from January 30, 2005 through January 28, 2006 (“Fiscal 2005”) and provides additional information with respect to such transactions with respect to the period from January 29, 2006 through November 24, 2006 (“Fiscal 2006”).

The Company purchased merchandise from Tee’s Plus, a division of Edh, Inc., where Mr. Gerald Zarkin is an employee. Such purchases totaled approximately $114,000 during Fiscal 2006 and $517,000 during Fiscal 2005. In addition, the Company has an arrangement with Tee’s Plus for the sale of embroidered apparel and the Company receives a percentage of the sales made by Tee’s Plus to the Company’s members. The total amount of sales by Tee’s Plus to the Company’s members was approximately $305,000 in Fiscal 2006 and $440,000 in Fiscal 2005, of which the Company received approximately $35,000 in Fiscal 2006 and $38,000 in Fiscal 2005 pursuant to this arrangement. Mr. Gerald Zarkin earned approximately $65,000 in Fiscal 2006 and $88,000 in Fiscal 2005 in salary and commissions from Tee’s Plus with respect to these purchases by the Company, including salary of $55,000 in Fiscal 2006 and $66,000 in Fiscal 2005 received by Mr. Gerald Zarkin as Vice President Sales of Tee’s Plus, which he receives for managing the BJ’s business with Tee’s Plus. In addition, the Company has a consignment arrangement with Universal Supply MC, LLC (“Universal”), which since January 1, 2006 operates as a division of Edh, Inc., for the sale of specialty caps and blankets and also purchases certain merchandise from Universal. The Company provides space in its clubs for the display of Universal’s cap inventory and the Company receives a percentage of the sales made by Universal to the Company’s members. The total amount of consignment sales was approximately $2.5 million in Fiscal 2006 and $3.4 million in Fiscal 2005, of which the Company received approximately $378,000 in Fiscal 2006 and $500,000 in Fiscal 2005 from Universal pursuant to this arrangement. In addition, the Company paid approximately $70,000 in Fiscal 2005 for merchandise purchased from Universal. Mr. Gerald Zarkin had a ten percent interest in Universal through January 1, 2006 and received approximately $48,000 in Fiscal 2006 and $50,000 in Fiscal 2005 in commissions related to these transactions.

Mr. Norman Zarkin is the sole shareholder of The Zarkin Group, Inc. In Fiscal 2005, The Zarkin Group, Inc. served as a consultant for Wireless Retail, Inc. (“WRI”), which provided direct sales of wireless services and equipment to the Company’s members. Pursuant to an arrangement between the Company and WRI, the Company provided WRI with space in the Company’s clubs and the Company received a flat fee calculated based on sales volume plus a percentage of the sales made by WRI to the Company’s members. In fiscal 2005, the Company received approximately $1.25 million from WRI pursuant to this arrangement and The Zarkin Group, Inc. was paid approximately $26,000 in consulting fees and commissions by WRI with respect to sales by WRI to the Company’s members. In addition, in Fiscal 2005, The Zarkin Group was paid $164,000 in commissions from WRI for previously unpaid amounts earned for the periods November 2003 through February 2004. In Fiscal 2005, The Zarkin Group, Inc. also received approximately $17,000, in the aggregate, in commissions for sales made to the Company by Handi Foil, Inc., Frank Mastaloni & Sons, and Sarica Food, Inc. each of which was a vendor of the Company. In the aggregate, the Company purchased approximately $460,000 of merchandise from these vendors in Fiscal 2005. In Fiscal 2006, The Zarkin Group, Inc. received approximately $6,100 in commissions for sales made to the Company by Cutie Pie Baby, Inc., which is a vendor of the Company. The Company purchased approximately $50,000 of merchandise from this vendor in Fiscal 2006.

The Company believes that each of the transactions described above was carried out on terms that were no less favorable to the Company than those that would have been obtained from unaffiliated third parties.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.30 Severance Agreement and General Release dated as of November 22, 2006 between Michael T. Wedge and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ’s WHOLESALE CLUB, INC.

Date: November 28, 2006	By: /s/ Frank D. Forward
Frank D. Forward Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.30	Severance Agreement and General Release dated as of November 22, 2006 between Michael T. Wedge and the Company.